Exhibit 99.1

ABM REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS AND

DECLARES QUARTERLY DIVIDEND

Company Closes in Excess of $100 Million in New Contracts

Net Cash from Continuing Operations Increases by $11.5 Million

	September 30,	September 30,	September 30,
	Quarter Ended
(in millions, except per share data)	January 31,		Increase
(unaudited)	2012	2011	(Decrease)
Revenues	$1,073.8	$1,029.2	4.3%

Net cash provided by continuing operating activities	$11.8	$0.3	NM *

Income from continuing operations	$10.6	$8.4	26.6%
Income from continuing operations per diluted share	$0.20	$0.16	25.0%

Net income	$10.6	$8.4	26.7%
Net income per diluted share	$0.20	$0.16	25.0%

Adjusted income from continuing operations	$11.8	$11.7	0.9%
Adjusted income from continuing operations per diluted share	$0.22	$0.22	0.0%

Adjusted EBITDA	$35.9	$35.7	0.6%

*	Not Meaningful

(This release refers to non-GAAP financial measures described as "Adjusted EBITDA", "Adjusted Income from Continuing Operations", and "Adjusted Income from Continuing Operations per Diluted Share" (or "Adjusted EPS"). Refer to the accompanying financial tables for supplemental financial data and corresponding reconciliation of these non-GAAP financial measures to certain GAAP financial measures.)

New York, NY – Mar. 5, 2012 – ABM (NYSE:ABM), a leading provider of integrated facility solutions, today announced financial results for the fiscal 2012 first quarter that ended January 31, 2012. The Company reported that revenues for the first quarter of fiscal year 2012 reached $1.07 billion, a 4.3% increase compared to first quarter of fiscal year 2011 revenues of $1.03 billion, driven primarily by revenues associated with the acquisition of the former Linc Group. Net income and income from continuing operations in the first quarter of 2012 increased 26.7% to $10.6 million, or $0.20 per diluted share, compared to $8.4 million, or $0.16 per diluted share, in the 2011 first quarter. Net income benefitted from a reduction in transaction costs and sustained improvement in historical credits on client receivables partially offset by higher payroll-related expenses. Net cash flow from continuing operations for the first quarter increased to $11.8 million compared to $0.3 million in the year-ago quarter. Adjusted income from continuing operations for the fiscal 2012 first quarter was essentially flat at $11.8 million, or $0.22 per diluted share, compared to $11.7 million, or $0.22 per diluted share, in the first quarter of fiscal 2011. Adjusted EBITDA in the 2012 first quarter was $35.9 million compared to $35.7 million one year ago.

First Quarter Results and Impacts

“Our financial results for the quarter were in line with our expectations and consistent with last year,” ABM’s president and chief executive officer Henrik Slipsager said. “Facility Solutions (combined Linc and ABM Engineering operations) and Security generated year-over year increases in revenues, combined with essentially flat sales for Parking and Janitorial. Janitorial achieved slight growth from sustained improvement in billing processes and cost control measures partially offset by higher state unemployment insurance expense. Margins in Facility Solutions were lower than last year, primarily as a result of the comparative mix and timing of government projects. Total expenses as a percentage of revenues held steady as gross margins remained essentially flat year-over-year.”

James Lusk, executive vice president and chief financial officer, added: “The Company benefitted from investments we have made in improved infrastructure, operations and end-to-end processes as well as gains from prior tax-related investments. We were pleased with the strength of our net cash flow from continuing operations, which increased by $11.5 million compared to the year-ago quarter.”

Operations Review

Operating profit increased to $17.8 million pre-tax in the 2012 first quarter compared to $16.9 million pre-tax in the first quarter of fiscal year 2011. Operating profit in the first quarter of 2012 included a $2.9 million pre-tax increase in payroll-related expenses associated with higher federal and state unemployment insurance rates partially offset by a $2.7 million pre-tax benefit related to sustained improvement in historical credits on client receivables.

Slipsager said: “Our operations are achieving success with our vertical market strategies to grow business – as we closed more than $100 million in new contracts during the first quarter alone. We continue to benefit from the acquisition and integration of the former Linc business, particularly in the Energy sector, where we see increasing client demand, growth opportunity and new business. We enhanced our capabilities by focusing ABM Energy on implementing energy technologies designed to reduce clients’ energy consumption and operating costs while meeting the growing demand within the green and sustainable building market. Further, our industry-leading green cleaning capabilities played a part in helping us secure a global partnership with AEG, a world leader in sports and entertainment that is committed to environmentally safe products and services. The global partnership will expand the facility cleaning services we already provide to a number of marquee AEG venues. Underpinning these vertical market strategies, we also recently launched a new ABM brand that we will begin implementing globally. The new brand captures and conveys the breadth of services we now offer our clients. Many of these capabilities are on display on our rebranded website – where our clients, employees and others can connect to our new, interactive “Metropolis.” These strategies and initiatives will help us firmly establish our position as a leader in delivering integrated facilities solutions to our clients across multiple industries and geographies.”

Dividend

The Company also announced that the Board of Directors has declared a second quarter cash dividend of $0.145 per common share payable on May 7, 2012 to stockholders of record on April 5, 2012. This will be ABM’s 184th consecutive quarterly cash dividend.

Guidance

The Company reaffirms that full fiscal year 2012 income from continuing operations per diluted share is expected to be in the range of $1.26 to $1.36 and adjusted income from continuing operations per diluted share, for the same period, is expected to be in the range of $1.40 to $1.50. Fiscal year 2012 will have one extra day compared to fiscal 2011, which will occur in the third quarter, and is expected to negatively impact earnings per diluted share by $0.04 to $0.05. In addition, the effective tax rate for fiscal year 2012 is expected to be in the range of 39% to 42%, compared to 35% in fiscal year 2011.

Earnings Webcast

On Tuesday, March 6, at 8:30 a.m. (EST), ABM will host a live webcast of remarks by president and chief executive officer Henrik Slipsager and executive vice president and chief financial officer James Lusk. A supplemental presentation will accompany the webcast and will be accessible through the Investor Relations portion of ABM’s website by clicking on the “Presentations” tab.

The webcast will be accessible at: http://investor.abm.com/eventdetail.cfm?eventid=110307

Listeners are asked to be online at least 15 minutes early to register, as well as to download and install any complimentary audio software that might be required. Following the call, the webcast will be available at this URL for a period of 90 days.

In addition to the webcast, a limited number of toll-free telephone lines will also be available for listeners who are among the first to call (877) 647-2851 within 15 minutes before the event. Telephonic replays will be accessible during the period from two hours to seven days after the call by dialing (855) 859-2056 and then entering ID #57229632.

Earnings Webcast Presentation

In connection with the webcast to discuss earnings (see above), a slide presentation related to earnings and operations will be available on the Company’s website at www.abm.com and can be accessed through the Investor Relations section of ABM’s website by clicking on the “Presentations” tab.

About ABM

ABM Industries Incorporated (NYSE:ABM), which operates through its subsidiaries (collectively “ABM”), is a leading provider of integrated facility solutions. With fiscal 2011 revenues of approximately $4.2 billion and nearly 100,000 employees, ABM provides commercial cleaning and maintenance, facility engineering, energy efficiency, parking, security and landscaping services for thousands of commercial, industrial, government and retail clients across the United States and various international locations. ABM’s business services include ABM Janitorial Services, ABM Facility Solutions, ABM Parking Services (Ampco System Parking) and ABM Security Services. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that set forth management’s anticipated results based on management’s current plans and assumptions. Any number of factors could cause the Company’s actual results to differ materially from those anticipated. These factors include but are not limited to the following: (1) we may not be able to achieve anticipated global growth due to various factors, including, but not limited to, an inability to make strategic acquisitions or compete internationally; our acquisition strategy may adversely impact our results of operations as we may not be able to achieve anticipated results from any given acquisition; and activities relating to integrating an acquired business may divert management’s focus on operational matters; (2) we are subject to intense competition that can constrain our ability to gain business, as well as our profitability; (3) any increases in costs that we cannot pass on to clients could affect our profitability; (4) we have high deductibles for certain insurable risks and, therefore, are subject to volatility associated with those risks; (5) we primarily provide our services pursuant to agreements which are cancelable by either party upon 30 to 90 days’ notice; (6) our success depends on our ability to preserve our long-term relationships with clients; (7) our international business exposes us to additional risks, including risks related to compliance with both U.S. and foreign laws; (8) we conduct some of our operations through joint ventures and our ability to do business may be affected by the failure of our joint venture partners to perform their obligations or the improper conduct of employees, joint venture partners or agents; (9) significant delays or reductions in appropriations for our government contracts may negatively affect our business, and could have a material adverse effect on our financial position, results of operations or cash flows; (10) we incur significant accounting and other control costs that reduce profitability; (11) a decline in commercial office building occupancy and rental rates could affect our revenues and profitability; (12) deterioration in economic conditions in general could further reduce the demand for facility services and, as a result, could reduce our earnings and adversely affect our financial condition; (13) financial difficulties or bankruptcy of one or more of our major clients could adversely affect our results; (14) our ability to operate and pay our debt obligations depends upon our access to cash; (15) future declines in the fair value of our investments in auction rate securities could negatively impact our earnings; (16) uncertainty in the credit markets may negatively impact our costs of borrowing, our ability to collect receivables on a timely basis and our cash flow; (17) any future increase in the level of debt or in interest rates can affect our results of operations; (18) an impairment charge could have a material adverse effect on our financial condition and results of operations; (19) we are defendants in a number of class and representative actions or other lawsuits alleging various claims that could cause us to incur substantial liabilities; (20) federal health care reform legislation may adversely affect our business and results of operations; (21) changes in immigration laws or enforcement actions or investigations under such laws could significantly adversely affect our labor force, operations and financial results; (22) labor disputes could lead to loss of revenues or expense variations; (23) we participate in multi-employer defined benefit plans which could result in substantial liabilities being incurred; and (24) natural disasters or acts of terrorism could disrupt services.

Additional information regarding these and other risks and uncertainties the Company faces is contained in the Company’s Annual Report on Form 10-K for the year ended October 31, 2011 and in other reports the Company files from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented income from continuing operations, as adjusted for items impacting comparability, for the first quarter of fiscal years 2012 and 2011. The Company also presents guidance for fiscal year 2012, as adjusted. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s marketplace performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization and excluding discontinued operations and items impacting comparability (adjusted EBITDA) for the first quarter of fiscal years 2012 and 2011. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with generally accepted accounting principles in the United States. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

###

Contact:

Investors & Analysts:	David Farwell	Media:	Tony Mitchell
	(212) 297-9792		(212) 297-9828
	dfarwell@abm.com		tony.mitchell@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	September 30,	September 30,	September 30,
	Quarter Ended January 31,		Increase
(In thousands, except per share data)	2012	2011	(Decrease)

Revenues	$1,073,785	$1,029,169	4.3%
Expenses
Operating	966,420	924,305	4.6%
Selling, general and administrative	84,020	82,655	1.7%
Amortization of intangible assets	5,549	5,293	4.8%

Total expenses	1,055,989	1,012,253	4.3%

Operating profit	17,796	16,916	5.2%
Income from unconsolidated affiliates, net	3,132	787	298.0%
Interest expense	(2,834)	(4,046)	(30.0)%

Income from continuing operations before income taxes	18,094	13,657	32.5%
Provision for income taxes	(7,454)	(5,252)	41.9%

Income from continuing operations	10,640	8,405	26.6%
Loss from discontinued operations, net of taxes	(10)	(15)	NM *

Net Income	$10,630	$8,390	26.7%

Net Income Per Common Share—Basic
Income from continuing operations	$0.20	$0.16	25.0%
Loss from discontinued operations, net of taxes	—	—	NM *

Net Income	$0.20	$0.16	25.0%

Net Income Per Common Share—Diluted
Income from continuing operations	$0.20	$0.16	25.0%
Loss from discontinued operations, net of taxes	—	—	NM *

Net Income	$0.20	$0.16	25.0%

* Not Meaningful

Weighted-average common and common equivalent shares outstanding
Basic	53,499	52,839
Diluted	54,493	53,893

Dividends Declared Per Common Share	$0.145	$0.140

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	September 30,	September 30,
	Quarter Ended January 31,
(In thousands)	2012	2011
Net cash provided by continuing operating activities	11,789	258
Net cash provided by discontinued operating activities	202	1,039

Net cash provided by operating activities	$11,991	$1,297

Acquisition of Linc (net of cash acquired)	—	(292,178)
Other investing	(11,244)	(5,809)

Net cash used in investing activities	$(11,244)	$(297,987)

Proceeds from exercises of stock options (including income tax benefit)	2,241	5,731
Dividends paid	(7,746)	(7,398)
Deferred financing costs paid	(14)	(4,991)
Borrowings from line of credit	212,000	430,500
Repayment of borrowings from line of credit	(219,000)	(141,000)
Changes in book cash overdrafts	2,955	5,767

Net cash (used in) provided by financing activities	$(9,564)	$288,609

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	September 30,	September 30,
	January 31,	October 31,
(In thousands)	2012	2011

Assets
Cash and cash equivalents	$17,650	$26,467
Trade accounts receivable, net	573,767	552,098
Prepaid income taxes	3,471	7,205
Current assets of discontinued operations	1,821	1,992
Prepaid expenses	50,764	41,823
Notes receivable and other	51,464	52,756
Deferred income taxes, net	35,083	40,565
Insurance recoverables	10,851	10,851

Total current assets	744,871	733,757
Insurance deposits	31,720	35,974
Other investments and long-term receivables	5,989	5,798
Deferred income taxes, net	32,476	30,948
Insurance recoverables	59,802	59,759
Other assets	40,783	43,394
Investments in auction rate securities	18,147	15,670
Investments in unconsolidated affiliates, net	14,555	14,423
Property, plant and equipment, net	64,282	60,009
Other intangible assets, net	123,307	128,994
Goodwill	750,868	750,872

Total assets	$1,886,800	$1,879,598

Liabilities
Trade accounts payable	$130,156	$130,464
Accrued liabilities
Compensation	105,023	112,233
Taxes - other than income	27,753	19,144
Insurance claims	83,528	78,828
Other	102,836	102,220
Income taxes payable	367	307

Total current liabilities	449,663	443,196

Income taxes payable	37,805	38,236
Line of credit	293,000	300,000
Retirement plans and other	39,794	39,707
Insurance claims	261,379	262,573

Total liabilities	1,081,641	1,083,712

Stockholders’ Equity	805,159	795,886

Total liabilities and stockholders’ equity	$1,886,800	$1,879,598

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	September 30,	September 30,	September 30,
	Quarter Ended January 31,		Increase
(In thousands)	2012	2011	(Decrease)
Revenues
Janitorial	$594,340	$594,606	(0.0)%
Facility Solutions	233,773	192,648	21.3%
Parking	153,450	152,866	0.4%
Security	91,982	88,756	3.6%
Corporate	240	293	(18.1)%

	$1,073,785	$1,029,169	4.3%

Operating Profit
Janitorial	$30,508	$29,864	2.2%
Facility Solutions	6,365	7,450	(14.6)%
Parking	4,750	4,734	0.3%
Security	845	1,301	(35.0)%
Corporate	(24,672)	(26,433)	6.7%

Operating profit	17,796	16,916	5.2%
Income from unconsolidated affiliates, net	3,132	787	298.0%
Interest expense	(2,834)	(4,046)	(30.0)%

Income from continuing operations before income taxes	$18,094	$13,657	32.5%

ABM Industries Incorporated and Subsidiaries

Reconciliations of Non-GAAP Financial Measures

(Unaudited)

(in thousands, except per share data)

	September 30,	September 30,
	Quarter Ended January 31,
	2012	2011

Reconciliation of Adjusted Income from Continuing Operations to Net Income

Adjusted income from continuing operations	$11,786	$11,682
Items impacting comparability, net of taxes	(1,146)	(3,277)

Income from continuing operations	10,640	8,405

Loss from discontinued operations	(10)	(15)

Net income	$10,630	$8,390

Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations

Adjusted income from continuing operations	$11,786	$11,682

Items impacting comparability:

Corporate initiatives and other (a)	(1,426)	—
Rebranding (b)	(731)	—
U.S. Foreign Corrupt Practices Act investigation (c )	(1,873)	—
Gain from equity investment (d)	2,081	—
Linc purchase accounting	—	(280)
Acquisition costs	—	(4,124)
Litigation and other settlements	—	(920)

Total items impacting comparability	(1,949)	(5,324)
Income taxes benefit	803	2,047

Items impacting comparability, net of taxes	(1,146)	(3,277)

Income from continuing operations	$10,640	$8,405

Reconciliation of Adjusted EBITDA to Net Income

Adjusted EBITDA	$35,913	$35,701

Items impacting comparability	(1,949)	(5,324)
Discontinued operations	(10)	(15)
Income taxes	(7,454)	(5,252)
Interest expense	(2,834)	(4,046)
Depreciation and amortization	(13,036)	(12,674)

Net income	$10,630	$8,390

Reconciliation of Adjusted Income from Continuing Operations per Diluted

Share to Income from Continuing Operations per Diluted Share (Unaudited)

	September 30,	September 30,
	Quarter Ended January 31,
	2012	2011

Adjusted income from continuing operations per diluted share	$0.22	$0.22

Items impacting comparability, net of taxes	(0.02)	(0.06)

Income from continuing operations per diluted share	$0.20	$0.16

Diluted shares	54,493	53,893

(a)	Corporate initiatives and other includes the integration costs associated with The Linc Group acquisition on December 1, 2010 and data center consolidation costs.
(b)	Represents costs related to the Company's branding initiative.
(c)	Includes legal and other costs incurred in connection with an internal investigation into a foreign entity affiliated with a joint venture.
(d)	The Company's share of a gain associated with property sales completed by one of its investments in a low income housing partnership.

ABM Industries Incorporated and Subsidiaries

Reconciliation of Estimated Adjusted Income from Continuing Operations per Diluted Share to

Income from Continuing Operations per Diluted Share for the Year Ending October 31, 2012

	September 30,	September 30,
	Year Ending October 31, 2012
	Low Estimate	High Estimate
	(per diluted share)

Adjusted income from continuing operations per diluted share	$1.40	$1.50

Adjustments to income from continuing operations (a)	$(0.14)	$(0.14)

Income from continuing operations per diluted share	$1.26	$1.36

(a)	Adjustments to income from continuing operations are expected to include rebranding costs and other unique items impacting comparability.